Exhibit 5.1

                                February 28, 2005





Assure Data, Inc.
2591 Dallas Parkway, Suite 102
Frisco, Texas 75034

         Re:      Form   SB-2/A   Registration   Statement   relating   to   the
                  registration of 600,000 shares of common stock, $.001 par value of Assure Data, Inc. for resale

Ladies and Gentlemen:

         We have acted as special Nevada counsel to Assure Data, Inc., a Nevada corporation (the "Company") in connection with the filing under the Securities Act of 1933, as amended, of a Registration Statement on form SB-2 with the Securities and Exchange Commission (the "Registration Statement") covering an aggregate of 600,000 shares of common stock of the Company, par value $.001 per share (the "Shares"), to be issued by the Company.

         In rendering this opinion we have examined the following:

         1.       The Registration Statement.

         2. The Articles of Incorporation of the Company, as certified by an officer of the Company as of the date hereof.

         3. The By-laws of the Company, as certified by an officer of the Company as of the date hereof.

         4. Resolutions of the Board of Directors of the Company, as certified by an officer of the Company as of the date hereof.

         We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the foregoing. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and we have conducted such other investigations of fact or law as we have deemed necessary or advisable for purposes of this opinion.


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Assure Data, Inc.
February 28, 2005
Page 2 of 2


         We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

         Based upon the foregoing, and subject to the exceptions, exclusions, limitations and caveats set forth herein it is our opinion that, upon receipt of the consideration required by the Company's board of directors, the Shares will have been validly issued by the Company and will be fully paid and nonassessable.

         The opinion expressed above is limited to the laws of the State of Nevada, including reported judicial decisions. This Opinion Letter is intended solely for use in connection with the registration and resales of the Shares as described in the Registration Statement and it may not be reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Very truly yours,


                                                     /s/ Lionel Sawyer & Collins